Exhibit 99.01
FOR IMMEDIATE RELEASE                     Contact: Investor Relations
Website: http://www.arthrt.com                                 (978) 602-1436

October 8, 2013
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES SECOND QUARTER 2013 RESULTS
Fitchburg, MA
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) and its subsidiaries (the "Company") announced today its results for the quarter ending June 30, 2013. The Company's financial results reflect the consolidated results of Arrhythmia Research Technology, Inc. and its subsidiaries, including Micron Products, Inc. ("Micron"), and the discontinued operations of RMDDxUSA Corp. and RMDDx Corporation (collectively "WirelessDx").

Quarter Ended June 30, 2013
The Company reported total consolidated revenue from continuing operations of $4,880,445 for the quarter ended June 30, 2013, compared to total consolidated revenue of $4,794,501 for the quarter ended June 30, 2012, an increase of $85,944 or 1.8%.
Net loss from continuing operations for the quarter ended June 30, 2013 was $2,877,383, or $1.06 per share compared to net loss from continuing operations of $287,796, or $0.10 per share for the quarter ended June 30, 2012.
Net loss from discontinued operations for the quarter ended June 30, 2013 was $12,808, or $0.00 per share compared to a net loss from discontinued operations of $757,287, or $0.27 per share for the quarter ended June 30, 2012.
Total net loss for the quarter ended June 30, 2013 increased $1,845,108 to $2,890,191, or $1.06 per share compared to a net loss of $1,045,083, or $0.37 for the quarter ended June 30, 2012.

Year to Date June 30, 2013
The Company reported total consolidated revenue from continuing operations of $10,523,634 for the six months ended June 30, 2013, compared to total consolidated revenue of $10,626,123 for the six months ended June 30, 2012, a decrease of $102,489 or 1.0%.
Net loss from continuing operations for the six months ended June 30, 2013 was $2,875,315, or $1.06 per share compared to net income from continuing operations of $46,322, or $0.02 per share for the six months ended June 30, 2012.
Net loss from discontinued operations for the six months ended June 30, 2013 was $20,546, or $0.01 per share compared to a net loss from discontinued operations of $1,527,325, or $0.55 per share for the six months ended June 30, 2012.
Total net loss for the six months ended June 30, 2013 increased $1,414,858 to $2,895,861, or $1.07 per share compared to a net loss of $1,481,003, or $0.53 for the six months ended June 30, 2012.

Salvatore Emma, Jr., the Company's President and CEO, commented. "Micron's custom molding and orthopedic implant sales increased by 48.8% for the three months ended June 30, 2013 compared to the same period in 2012 and 41.0% for the six months ended June 30, 2013 as compared to the same period in 2012. The increases in custom molding and orthopedic implant sales are due to increased orders in medical, defense, and automotive markets.  Additionally, the Company continues to realize increased order volumes for machined orthopedic implant components which continued into the second quarter of 2013.  Shipments of machined orthopedic implant components are expected to continue to increase for the remainder of 2013.
These increases were partially offset by decreases in sensor sales of $827,036 and $1,872,762 for the three and six months ended June 30, 2013, respectively, as compared to the same periods in 2012.  The decrease in sensor sales is due to several factors:   (1) several customers moved to thinner silver products; (2) sensor volume decreased 10.3% and 13.3%, respectively; and (3) the market price of silver decreased approximately 30% in the second quarter.
 The move to thinner silver products has resulted in the Company experiencing a decrease in selling price and silver surcharge billed.  Sales volumes for sensor decreased due in part to one of the Company's largest customers adding a secondary supplier along with fluctuations in ordering patterns.  The unusually high volatility of the silver prices resulted in the decrease of total silver surcharge billed.

Total silver surcharge billed decreased by $493,930 and $966,735, respectively, for the three and six months ended 2013, due to the items mentioned above.
In the second quarter, management performed a lengthy and thorough evaluation of the Company's deferred tax assets. Management's evaluation resulted in uncertainty relating to the Company's ability to fully utilize the deferred tax assets. While management has a positive outlook on the future and its ability to generate taxable income, management could not overcome the more-likely-than-not threshold to fully utilize the deferred tax asset within the next few years. Accordingly, the Company has established a full valuation allowance of $2,267,969 on its remaining deferred tax assets, which is reflected in the second quarter results. Future evaluations will be performed as the financial condition of the Company warrants."

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About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. manufactures components, devices and equipment primarily for the medical and defense industries. Micron is engaged in the production and sale of silver/silver chloride coated and conductive resin sensors used as component parts in the manufacture of integrated disposable electrophysiological sensors. These disposable medical devices are used worldwide in the monitoring of electrical signals in various medical applications. The Company has expanded into custom thermoplastic injection molded products with a full array of design, engineering and production services and management. The addition of an orthopedic implant machining operation, produces quick-turn, high volume and patient-specific, finished orthopedic implants. The Company also has developed and distributes customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms.

For more information please check our websites:
http://www.arthrt.com            http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.